Exhibit 99

Host America Reports Second Quarter Financial Results

Shareholders Overwhelmingly Approve Merger with RS Services

Hamden, CT, February 15, 2005 - Host America Corporation, (NASDAQ-CAFÉ) generated revenues $7,373,434 for the three months ended December 31, 2004 versus $6,795,681 for the three months ended December 31, 2003.  Accordingly, revenues increased $577,753 or approximately 9%.  The Company incurred a loss applicable to $1,063,178 for the three months ended December 31, 2004 as compared to a loss applicable to common stockholders of $3,280,915, which included a charge of $3,360,567 for acquired in process research and development costs in connection with the GlobalNet acquisition, for the three months ended December 31, 2003.  The loss in the three months ended December 31, 2004 is primarily attributable to the Company’s Energy Management division, which did not generate any significant sales and incurred a net loss of $425,626 and $524,896 in charges for interest and amortization of deferred financing costs and debt discount.

The RS Services acquisition will provide the Company with an opportunity to combine the sales and energy savings technology of GlobalNet, and the technical and installation expertise of RS Services.  The newly aligned energy management subsidiary will be known as RS Services with offices in Duncan, OK, Carrolton, TX, Phoenix, AZ and Hamden, CT.  There were considerable one-time non-recurring expenses involved with beta and test site technology, product testing, and research and development costs during the quarter.

RS Services had revenues of $3.6 Million for its fiscal year ending December 31, 2004. With the blending of the GlobalNet team into RS Services, the additional multi-store roll-outs, and the electrical business that RS Services is currently providing Sam’s Club and Wal-Mart the Company expects to far exceed the 2004 revenue this year.

“Over the past quarter we have moved forward in all aspects of growth concerning our energy division.  The LightMasterPlus has proven results in test locations at a major southwest utility company as well as customer locations in TX, OK, KS, and CT.   The initial savings achieved has been 16-25%, with minimal lumen reduction and no product failure with their lighting systems,” says Host America’s CEO, Geoffrey Ramsey.

RS Services has added three separate distributors to independently sell and install their energy saving products.  These companies are located in Atlanta, GA, New Haven, CT and Dallas, TX.  Each of these companies has multiple proposals with both chain and local stores.

The food division continues to experience revenue growth with new accounts added in each geographic market.  With the new business, there were considerable one-time, non-reoccurring expenses, smallwares purchases and additional labor costs for the opening week of each account.  In the third quarter we believe many of these costs will be eliminated and better margins will be attained.

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 428 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Mark Miller, East West Network Group (770) 436 - 7429 for Host America